United States securities and exchange commission logo





                 April 15, 2021

       Cathy King
       Vice President, General Counsel & Corporate Secretary
       PAR Technology Corporation
       8383 Seneca Turnpike
       New Hartford, New York 13413

                                                        Re: PAR Technology
Corporation
                                                            Registration
Statement on Form S-3
                                                            Filed April 12,
2021
                                                            File No. 333-255183

       Dear Ms. King:

              This is to advise you that we have not reviewed and will not review your registration statement.

              Please refer to Rule 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Alexandra Barone, Staff Attorney, at (202) 551-8816 or Jan Woo,
       Legal Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Boris Dolgonos